SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act Of 1934


Date of Report (Date of earliest event reported)  October 17, 2001



                       SPRINT CORPORATION
     (Exact name of Registrant as specified in its charter)

          Kansas                     1-04721                  48-0457967
(State of Incorporation)     (Commission File Number)   (I.R.S. Employer
                                                          Identification No.)


   2330 Shawnee Mission Parkway, Westwood, Kansas             66205
     (Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code (913) 624-3000



 (Former name or  former address, if changed since last report)


          P. O. Box 11315, Kansas City, Missouri 64112
        (Mailing address of principal executive offices)

Item 5.  Other Events.

     1. Press Release Regarding Third Quarter Results. On October 17, 2001, the registrant ("Sprint") announced its third quarter
results  for  the quarter ending September 30, 2001.   The  press
release was as follows:

             Sprint Announces Third Quarter Results

The Sprint FON Group (NYSE: FON) is comprised of Sprint's Global Markets segment, Local Telecommunications Division and product distribution and directory publishing businesses.

The Sprint PCS Group (NYSE: PCS) consists of Sprint's wireless PCS operations.

KANSAS CITY, Mo., - October 17, 2001 - Sprint today announced record third quarter consolidated revenues of $6.72 billion, an increase of 11 percent from $6.04 billion a year ago. During the quarter, the PCS Group reported exceptional year-over-year customer growth, solid average customer revenue and improved cost metrics. In the quarter, the FON Group achieved growth significantly above the market rate in sales of dedicated Internet Protocol (IP) services, continued to successfully penetrate the market with sales of bundled wireless and wireline products and significantly increased operating margin in its local telecommunications division. In a separate press release, Sprint also announced today that it is terminating Sprint ION development and restructuring various elements of the FON Group.

The PCS Group reported a third quarter loss per share from recurring operations of 29 cents compared to the mean analyst estimate of 22 cents for the quarter and a reported 41 cents a year ago. Because of the PCS Group's exceptional level of customer acquisitions, sales related expenses, while below estimates on a per customer basis, were higher overall. Third quarter diluted earnings per share for the FON Group's recurring operations were 28 cents compared to the 28-cent mean analyst estimate for the quarter and 43 cents a year ago. The year-over-year decline in FON Group earnings is due to lower yields in the long distance business and higher broadband development costs partially offset by strong profit growth in local operations.

"In the quarter, we continued to see exceptional growth in our wireless business and a continued evolution in our wireline business as it adapts to challenging market conditions," said William T. Esrey, Sprint chairman and chief executive officer. "With the announcements that we are terminating our ION efforts and restructuring several facets of our FON Group operations, we are taking significant steps toward reducing our cost structure, gaining efficiencies and aligning our investments to the areas with the best potential for growth and return on investment."

SPRINT PCS GROUP HIGHLIGHTS
The PCS Group recorded its thirteenth consecutive industry-leading quarter of customer growth, adding over 1.2 million direct customers and 384,000 affiliate customers. The net gain in subscribers marked the largest increase for any quarter in Sprint PCS' five-year history and the single largest quarterly net total for a carrier in the history of the U.S. wireless industry. Customer gains in the quarter were driven by strong demand for the account spending limit offer for consumers and strong performance in business markets.

The PCS Group's total customer base, including resale and affiliate customers, increased to 14.4 million, up 57 percent from third quarter 2000. The company operates the nation's largest 100-percent digital, 100-percent PCS wireless network, which now covers a population of nearly 244 million people or more than 85 percent of the U.S. population.

o Net operating revenues increased 55 percent to $2.65 billion in the third quarter from $1.71 billion during the same quarter a year ago.
o Monthly average revenue per user (ARPU) for the quarter was $62. This is consistent with ARPU level in the second quarter and ahead of the $61 reported in the third quarter last year.
o Average monthly operating cash cost per user (CCPU) for the quarter was $33, which was also consistent with the second quarter CCPU level and improved from the $35 reported a year ago.
o The average cost to acquire a customer was approximately $320 in the quarter compared to $340 in the same period last year.
o Operating cash flows (EBITDA) were $402 million in the quarter, compared to $122 million in the third quarter of 2000. The decrease in EBITDA from $491 million in the second quarter of 2001 was largely driven by one-time acquisition costs due to customer growth.
o Sprint PCS increased its business customer base by 63 percent compared to the third quarter 2000. At the end of the quarter, Sprint PCS reported nearly 20,000 centrally managed business accounts nationwide.
o Capital expenditures were $1.15 billion for the quarter, reflecting continued network capacity expansion and development of new service capabilities.

Esrey reaffirmed Sprint's plans to launch high-speed, third-generation (3G 1X) services nationally by the middle of 2002. He added that Sprint's plans for a national 3G rollout remain unchanged since March when the company announced detailed plans. "Unlike its wireless competitors," Esrey said, "we believe Sprint PCS has adequate spectrum for a smooth transition to 3G and offers the most cost-efficient path to the faster services, attributable to CDMA technology in its nationwide network."

He added, "While our competitors promote the introduction of faster-speed voice and data services in a few markets, the true success of 3G service will be in its seamless, national deployment. Make no mistake, 3G isn't a race to the starting line, it's a race to the finish. And the finish line in Sprint's view is faster and better voice and data services clear across the country."

The PCS Group continued to demonstrate the company's aggressive plans to deliver 3G services on time to Sprint customers nationwide:

o During the third quarter, the PCS Group continued to deploy 3G channel cards to cell sites throughout its nationwide network, as scheduled.
o Sprint recently announced it intends to deploy the Java 2 Platform, Micro Edition (J2ME) on Sprint PCS phones upon 3G 1X deployment. With applications that use the J2ME platform, Sprint customers should experience improved graphics and personalized services on their wireless devices.
o Sprint recently hosted its first-ever Application Developers Program, featuring presentations, case studies and tutorials that will help application developers create wireless applications in Sprint's 3G 1X network environment.

Additionally during the quarter, Sprint PCS teamed with Samsung Telecommunications America to introduce the SPH-N300, the first phone in the United States to meet the Federal Communications Commission (FCC) handset mandate for Enhanced 911 (E911) capabilities. The new phone features an embedded Global Positioning System (GPS) chip that enables E911 emergency safety features and other location-based services as they become available in the Sprint PCS markets.

Earlier this month, Sprint PCS and the Virgin Group announced a joint venture to offer pay-as-you-go wireless communications services and handsets to the U.S. market under the Virgin brand name using Sprint PCS' nationwide wireless network. Sprint PCS also extended its wireless network to Puerto Rico this quarter and announced it will offer the same services and capabilities there as it does in the continental United States, including 3G service by mid-2002.

SPRINT FON GROUP HIGHLIGHTS
o Third quarter revenues of $4.24 billion declined 4.5 percent compared to $4.44 billion in the same period a year ago.
o Net income was $244 million in the quarter compared to $384 million a year ago, excluding three nonrecurring charges in the quarter: a write-down of an equity investment of $157 million, a loss on the sale of an investment of $8 million and a gain of $75 million related to an amendment in retirement plan benefits.
o Including a loss of 11 cents per share from ION, third quarter diluted earnings per share from recurring operations were 28 cents compared to 43 cents a year ago, which included losses of 9 cents per share from ION. Including net charges from nonrecurring items totaling 10 cents per share, diluted earnings per share was 18 cents.
o FON Group operating income in the quarter was $422 million compared to $724 million a year ago. Excluding losses from ION, operating income for the quarter would have been $582 million compared to $853 million a year ago.
o Operating cash flows in the quarter were $1.07 billion compared to $1.30 billion in the third quarter a year ago.

  Local Telecommunications Division
  o Net operating revenues were up 1 percent for the quarter to $1.56 billion from $1.55 billion a year ago.
  o Operating income rose 11 percent in the quarter to $477 million from $431 million a year ago. Operating margin increased to 30.5 percent from 27.9 percent during the same period a year ago.
  o Voice grade equivalent lines grew 15 percent from the third quarter a year ago. The number of access lines decreased 0.7 percent over the past 12 months and declined 0.4 percent in the third quarter compared to the second quarter of 2001.
  o Operating cash flows in the quarter increased 7 percent to $761 million from $714 million in the previous third quarter.

  Global Markets
  o Net operating revenues in the Global Markets segment for the quarter were down 5 percent from a year ago due to lower long distance voice revenues and a reduced focus on one-time cable sales. These declines were partially offset by growth in Internet Protocol (IP) and enterprise data services. Third quarter revenues were $2.51 billion compared to $2.65 billion a year ago.
  o Operating income declined in the quarter primarily due to lower yields and increased network and depreciation expense. Third quarter operating loss was $119 million compared to operating income of $226 million a year ago. Excluding losses associated with the ION efforts, which are being terminated, operating income in the quarter would have been $41 million compared to $355 million in the same period a year ago.
  o Operating cash flows in the third quarter were $237 million compared to $513 million a year ago. Excluding ION, operating cash flows would have been $349 million compared to $621 million in the third quarter of 2000.
  o Voice long distance calling volumes rose 21 percent for the quarter compared to last year.

  Product Distribution and Directory Publishing
  o Net operating revenues for the quarter were $434 million compared to $496 million a year ago. Non-affiliate revenues, which accounted for about 59 percent of total revenues, declined by 19 percent reflecting a telecom industry slowdown in capital spending.
  o Operating income was $73 million in the third quarter compared to $75 million a year ago.
  o Operating cash flows were $78 million in the third quarter compared to $79 million a year ago.

"In the midst of an economic slowdown, significant shifts in customer preferences for products and services and continued pricing pressures in our core long distance business, the FON Group posted solid results," Esrey said. "To meet revenue challenges, the FON Group is making progress in expanding distribution channels and taking an even more aggressive approach to offering long distance service bundled with PCS and local communications offerings. Of equal importance is accelerating efforts to grow revenues in our Internet, data services, web hosting and international businesses."

The Local Telecommunications Division during the quarter demonstrated sustained cost management enabling the division to deliver double-digit operating income growth and expanded margins. The division maintained strong sales of bundled services, contributing to an increase in the sale of add-on services such as Caller ID and an increased penetration of Sprint's long distance and wireless services in the local territories.

The division sold nearly 350,000 consumer and business bundles during the quarter. Approximately 44 percent of Sprint's local residential lines and 36 percent of its business lines now use Sprint long distance services.

The local division's data-related service revenues continued to improve during the quarter, increasing 26 percent from the year-ago period. The chief driver of the increase is a continued strong demand for special access services.

During the quarter, rigorous cost containment measures trimmed the cost of services and products by 3 percent from the same period a year ago. Sales, general and administrative costs decreased 3 percent compared to a year ago.

In Global Markets, the long distance market proved once again to be highly competitive. Total voice revenues declined 6 percent in the quarter compared to a year ago. Business voice revenues continue to be impacted by aggressive market pricing. In the quarter, Sprint increased sales of current-generation data services by 6 percent compared to a year ago, in spite of a sluggish economy and a competitive price environment.

During the quarter, dedicated IP service revenues grew nearly 50 percent compared to the same period last year and increased 9 percent sequentially. Overall, Internet revenues for the quarter grew 11 percent compared to the same period last year. To support future Internet revenue growth, the FON Group announced:
  o an alliance with Dell, the world's No. 1 computer systems company, to enhance and grow web hosting and e-commerce offerings to the small and medium business markets, which is expected to generate several hundred million dollars in sales over the next seven years.
  o an enhancement to its managed Internet services portfolio by offering Microsoft's messaging, e-commerce and database services to Sprint E|Solutions' Internet Center customers. The alliance offers Sprint customers outsourcing of the integration, maintenance and management of Microsoft Exchange 2000 Server, Microsoft Commerce Server 2000 and Microsoft SQL Server 2000 to Sprint E|Solutions.
  o an agreement with Sprint Canada, Inc., a wholly owned subsidiary of Call-Net Enterprises Inc. (TSE: CN and CN.B) under which Sprint Canada will market Sprint E|Solutions' wide range of services throughout Canada.

On the international front during the quarter, Sprint announced the opening of its new Asia Pacific regional headquarters in Hong Kong. In addition to dedicated Internet access in that market, Sprint will be offering a broad portfolio of IP services, including Sprint IPVPN (IP virtual private network), Sprint International Private Line, collocation, backhaul, and managed network services.

BUSINESS OUTLOOK
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

We now expect that full-year net customer additions in the PCS Group could be approximately 4.2 million. This is an increase from our previous forecast of 3.8 million and implies that we expect to add approximately 1.3 million customers in the fourth quarter. The fourth quarter estimate is consistent with our previous expectation. With this level of additions, we expect full year EBITDA could be around $1.6 billion or about $100 million below our previous estimate. The decline is principally due to higher acquisition costs incurred in the third quarter in support of stronger than expected customer additions. Due to stronger customer usage, higher than expected customer additions and an acceleration of a portion of 1X related capital from next year into 2001, we now expect capital expenditures could be approximately $3.6 billion for the full year 2001. This is above our previous estimate of about $3.4 billion.

Our earnings expectations for the FON Group for the fourth quarter may vary depending upon the timing of our actions to complete the termination of services to our ION customer base and completion of the restructuring we announced today. We currently expect that these actions will be substantially complete by the end of the fourth quarter. When fully implemented, these actions are currently expected to reduce net operating costs by approximately $1 billion on an annualized basis. Assuming the mid-point on timing of the completion of these actions, pro forma earnings could be in the upper 30-cent range in the fourth quarter. We expect that total FON Group revenues will decline at a mid-single digit rate in the fourth quarter. FON Group capital expenditures for the full year 2001 are now expected to be approximately $5.4 billion, which is below our previous estimate of $5.9 billion.

Sprint is planning to host a meeting with the FON Group and PCS Group's investment community on December 4. On that date we plan to provide an update on our expectations for the fourth quarter as well as our views on 2002.

Third Quarter Results Conference Calls
Conference calls elaborating on the company's third quarter results are scheduled for the morning of October 18. Management will discuss the PCS Group third quarter earnings at 7:45 a.m. EDT in a listen-only format conference call. The call-in numbers are 1-800-659-6183 or, for international callers, 816-650-0741. Callers may also use the following secondary phone numbers: 1-800-347-3350 or 816-650-0701. A continuous replay will be available immediately following the conference call and can be accessed by dialing 1-888-775-8673 or 402-220-1325 (international), or through our web site, www.sprint.com. This replay will be available through October 25, 2001.

The FON Group third quarter earnings report and an update on ION and other company initiatives will be discussed in a conference call at 8:30 a.m. EDT. The call will be live and will conclude with an interactive Q&A session. The total duration of the call is expected to be approximately one hour. The call-in numbers are 1-866-215-1938 or, for international callers, 816-650-0742. Callers may also use the following secondary numbers: 1-800-659-6183 or 816-650-0741. There will also be a live audio cast of the call on our web site at www.sprint.com. Participants on the web cast will not have the ability to ask questions in the Q&A session. A continuous replay will be available immediately following the conference call and can be accessed by dialing 1-888-775-8696 or 402-220-1326 (international), or through our web site. This replay will be available through October 25, 2001.


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This press release includes "forward-looking statements" within the meaning of securities laws. The statements in this press release regarding the business outlook as well as other statements that are not historical facts are forward-looking statements. The words "estimate," "project," "intend," "expect," "believe," and similar expressions identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management's judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, Sprint has made assumptions regarding, among other things, customer and network usage, customer growth, pricing, costs to acquire customers and to provide services, the timing of the restructuring, and the economic environment. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include:

o  the effects of vigorous competition in the markets in which Sprint operates;
o the costs and business risks associated with providing new services and entering new markets necessary to provide nationwide or global services;
o the ability of the PCS Group to continue to grow a significant market presence;
o the effects of mergers and consolidations within the telecommunications industry;
o  the uncertainties related to Sprint's strategic investments;
o the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies;
o  the impact of new technologies on Sprint's business;
o  unexpected results of litigation filed against Sprint;
o the possibility of one or more of the markets in which Sprint competes being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes including the impact of the Telecommunications Act of 1996, or other external factors over which Sprint has no control; and
o other risks referenced from time to time in Sprint's filings with the Securities and Exchange Commission ("SEC").

Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. Sprint provides a detailed discussion of risk factors in periodic SEC filings as well as its registration statements (see Registration No. 333-65402) and you are encouraged to review these filings.


                                                                  Sprint Corporation
                                                       CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
                                                            (millions, except per share data)


                                   Sprint Corporation
                                  ---------------------      Eliminations/
                                    Consolidated          Reclassifications      Sprint FON Group       Sprint PCS Group
-------------------------------------------------------   ---------------------  --------------------   ----------------------
Quarters Ended September 30,      2001        2000        2001         2000       2001       2000         2001    2000
-------------------------------------------------------   ---------------------  --------------------   ----------------------


Net operating revenues            $  6,715    $  6,040    $  (180)     $  (111)   $  4,244   $  4,444     $  2,651    $  1,707
-------------------------------------------------------   ---------------------  --------------------   ----------------------
Operating expenses

  Costs of services and products     3,442       2,935       (180)        (111)      2,106      2,064        1,516         982

  Selling, general and
   administrative                    1,805       1,686         -            -        1,072      1,083          733         603

  Depreciation                       1,096         908         -            -          638        556          458         352

  Amortization                          66         154         -            -            6         17           60         137
-------------------------------------------------------   ---------------------  --------------------   ----------------------
Total operating expenses           6,409       5,683       (180)        (111)      3,822      3,720        2,767       2,074
-------------------------------------------------------   ---------------------  --------------------   ----------------------
Operating income (loss)                306         357         -            -          422        724         (116)       (367)

Interest expense                      (290)       (233)         4            4         (13)        (8)        (281)       (229)

Other expense, net (1)                 (95)        (89)        (4)          (4)        (56)       (84)         (35)         (1)
-------------------------------------------------------   ---------------------  --------------------   ----------------------
Income (loss) before income
  taxes                                (79)         35         -            -          353        632         (432)       (597)

Income taxes                           (55)        (41)        -            -         (199)      (248)         144         207
-------------------------------------------------------   ---------------------  --------------------   ----------------------
Net income (loss)                     (134)         (6)        -            -          154        384         (288)       (390)

Preferred stock dividends (paid)
  received                              (1)         (3)        -            -            2          1           (3)         (4)
-------------------------------------------------------   ---------------------  --------------------   ----------------------
Earnings (Loss) applicable to
  common stock                    $   (135)   $     (9)   $    -       $    -     $    156   $    385     $   (291)   $   (394)
                                  ---------------------   ---------------------  --------------------   ----------------------

Diluted earnings (loss) per
  common share

  Income (loss) from continuing
    operations - recurring                                                        $    0.28  $   0.43     $  (0.29)   $  (0.41)

   Non-recurring items (1)                                                            (0.10)       -            -          -
------------------------------------------------------    ---------------------  --------------------   ----------------------
  Total                                                                           $    0.18  $   0.43     $  (0.29)   $  (0.41)
                                                                                 --------------------   ----------------------
Diluted weighted average common
  shares outstanding                                                                  889.6     890.8        993.0       971.3
                                                                                 --------------------   ----------------------
Basic earnings (loss) per common
  share                                                                           $    0.18  $   0.44     $  (0.29)   $  (0.41)
                                                                                 --------------------   ----------------------


     The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

(1)  In the 2001 third quarter, the FON Group recorded in Other expense, net, non-recurring charges of
     $62 million with an impact on continuing operations of $90 million or $0.10 per share.  These amounts included a write-down of an equity investment for $157 million with the same impact on continuing operations or $0.18 per share, and a loss on the sale of an investment of $25 million with an impact on continuing operations of $8 million or $0.01 per share.  Additionally, Sprint modified certain retirement plan benefits resulting in a curtailment gain of $120 million with an impact on continuing operations of $75 million or $0.09 per share.



                                                            Sprint Corporation
                                              CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
                                                       (millions, except per share data)


                               Sprint Corporation
                              ---------------------      Eliminations/
                                 Consolidated          Reclassifications        Sprint FON Group         Sprint PCS Group
---------------------------------------------------    ---------------------    ---------------------    --------------------
Year-to-Date September 30,    2001         2000        2001         2000        2001        2000         2001        2000
---------------------------------------------------    ---------------------    ---------------------    --------------------



Net operating revenues        $  19,415    $  17,390   $  (463)     $  (307)    $  12,912   $  13,294    $  6,966    $  4,403
----------------------------------------------------   ---------------------    ---------------------    ---------------------
Operating expenses

  Costs of services and
   products                       9,648        8,541      (463)        (307)        6,300       6,035       3,811       2,813

  Selling, general and
   administrative                 5,334        4,992        -            -          3,325       3,354       2,009       1,638

  Depreciation                    3,124        2,581        -            -          1,827       1,618       1,297         963

  Amortization                      322          454        -            -             18          51         304         403

  Merger related costs (1)           -           187        -            -             -          163          -           24
----------------------------------------------------   ---------------------    ---------------------    ---------------------
  Total operating expenses       18,428       16,755      (463)        (307)       11,470      11,221       7,421       5,841
----------------------------------------------------   ---------------------    ---------------------    ---------------------
Operating income (loss)             987          635        -            -          1,442       2,073        (455)     (1,438)

Interest expense                   (907)        (717)       15           14           (56)        (58)       (866)       (673)

Other income (expense), net (2)    (137)         (48)      (15)         (14)          (52)        (50)        (70)         16
----------------------------------------------------   ---------------------    ---------------------    ---------------------
Income (loss) from continuing
 operations before income taxes     (57)        (130)        -            -         1,334       1,965       (1,391)    (2,095)

Income taxes                       (111)         (32)        -            -          (574)       (771)         463        739
----------------------------------------------------   ---------------------    ---------------------    ---------------------
Income (loss) from continuing
 operations                        (168)        (162)        -            -           760       1,194         (928)    (1,356)

Discontinued operation, net          -           675         -            -            -          675           -          -

Extraordinary items, net             (1)          (3)        -            -            (1)         -            -          (3)

Cumulative effect of changes
 in accounting principles, net        2           (2)        -            -             -          (2)           2          -
----------------------------------------------------   ---------------------    ---------------------    ---------------------
Net income (loss)                  (167)         508         -            -           759       1,867         (926)    (1,359)

Preferred stock dividends
 (paid) received                     (5)          (6)        -            -             5           5           (10)      (11)
----------------------------------------------------   ---------------------    ---------------------    ---------------------
Earnings (Loss) applicable to
 common stock                 $    (172)   $     502   $     -      $     -     $     764   $   1,872    $     (936) $ (1,370)
                             -----------------------   ---------------------    ---------------------    ---------------------

Diluted earnings (loss) per
 common share

  Income (loss) from continuing
   operations - recurring                                                       $    0.95   $    1.41    $    (0.95) $  (1.42)

  Non-recurring items (1,2)                                                         (0.09)      (0.07)           -         -
----------------------------------------------------   ---------------------    ---------------------    ---------------------
  Income (loss) from continuing
   operations                                                                        0.86        1.34         (0.95)    (1.42)

  Discontinued operation                                                               -         0.75            -         -
----------------------------------------------------   ---------------------    ---------------------    ---------------------
  Total                                                                         $    0.86   $    2.09    $    (0.95) $  (1.42)
                                                                                ---------   ---------    ----------  --------

Diluted weighted average
 common shares outstanding                                                          888.3       894.5         983.7     963.5
                                                                                ---------------------    ---------------------
Basic earnings (loss) per
 common share                                                                   $    0.86   $    2.13    $    (0.95) $  (1.42)
                                                                                ---------------------    ---------------------



     The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.

     (1) Represents costs recorded in the 2000 second quarter associated with the proposed WorldCom merger, which was terminated. These charges reduced FON Group income from continuing operations by $105 million, or $0.12 per share and increased PCS Group net loss from continuing operations by $16 million, or $0.02 per share.


     (2) In the 2001 third quarter, the FON Group recorded in Other income (expense), net, non-recurring charges of $62 million with an impact on continuing operations of $90 million or $0.10 per share. These amounts included a write-down of an equity investment for $157 million with the same impact on continuing operations or $0.18 per share, and a loss on the sale of an investment of $25 million with an impact on continuing operations of $8 million or $0.01 per share. Additionally, Sprint modified certain retirement plan benefits resulting in a curtailment gain of $120 million with an impact on continuing operations of $75 million or $0.09 per share. In the 2001 first quarter, the FON Group recorded net gains on investment activities of $14 million which increased income from continuing operations by $9 million or $0.01 per share.

         In the 2000 second quarter, the FON Group recorded a gain on sale of an independent directory publishing operation of $45 million, which increased income from continuing operations by $27 million or $0.03 per share. In the 2000 first quarter, the FON Group recorded net gains on investment activities of $26 million, which increased income from continuing operations by $17 million or $0.02 per share. In the 2000 first quarter, the PCS Group recorded a gain on sale of network infrastructure and the right to manage customers to a PCS affiliate of $28 million, which decreased PCS Group loss from continuing operations by $18 million or $0.02 per share.



                                                                 Sprint Corporation
                                                       SELECTED OPERATING RESULTS (unaudited)
                                                                      (millions)


                                             Quarters Ended                     Year-to-Date
                                              September 30,                     September 30,
                                        ------------------------          ------------------------
                                           2001          2000                2001           2000
                                        ------------------------          ------------------------


Global Markets Division

 Net operating revenues

   Voice                                $  1,692      $  1,795            $  5,136       $  5,370

   Data                                      497           470               1,512          1,429

   Internet                                  248           223                 759            676

   Other                                      68           158                 228            485
----------------------------------------------------------------          ------------------------
 Net operating revenues                  2,505         2,646               7,635          7,960
----------------------------------------------------------------          ------------------------
 Operating expenses

   Costs of services and products          1,544         1,410               4,561          4,149

   Selling, general and administrative       724           723               2,223          2,261

   Depreciation and amortization             356           287                 992            819
----------------------------------------------------------------          ------------------------
   Total operating expenses                2,624         2,420               7,776          7,229
----------------------------------------------------------------          ------------------------
 Operating income (loss)                $   (119)     $    226            $   (141)      $    731
                                        ------------------------          ------------------------



Local Division

 Net operating revenues

   Local service                        $    732      $    720            $  2,199       $  2,121

   Network access                            507           486               1,521          1,497

   Long distance                             186           187                 549            536

   Other                                     139           152                 400            443
----------------------------------------------------------------          ------------------------
   Net operating revenues                  1,564         1,545               4,669          4,597
----------------------------------------------------------------          ------------------------
 Operating expenses

   Costs of services and products            496           513               1,476          1,464

   Selling, general and administrative       307           318                 972            968

   Depreciation                              284           283                 840            845
----------------------------------------------------------------          ------------------------
   Total operating expenses                1,087         1,114               3,288          3,277
----------------------------------------------------------------          ------------------------
 Operating income                       $    477      $    431            $  1,381       $  1,320
                                        ------------------------          ------------------------


Product Distribution and Directory
 Publishing

 Net operating revenues                 $    434      $    496            $  1,402       $  1,428
                                        ------------------------          ------------------------
 Operating income                       $     73      $     75            $    230       $    210
                                        ------------------------          ------------------------



Sprint's FON Group reporting segments are intended to reflect the operating results of its global markets, local services, and product distribution and directory publishing businesses. The Global Markets segment includes domestic and international voice services (except for consumer services provided to customers within Sprint's local franchise territories); data communications services such as frame relay access and transport, web hosting, collocation, security services, our integrated communications services, referred to as Sprint ION, and broadband fixed wireless services; and Internet services. The Local Services segment includes local phone services, access to its local network, consumer long distance services provided to customers within our local franchise territories, and sales of telecommunications equipment. The Product Distribution and Directory Publishing segment provides wholesale distribution services of telecommunications products and publishes and markets white and yellow page phone directories. The FON Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity.


                                                            Sprint Corporation
                                                  SELECTED OPERATING RESULTS (unaudited)
                                                                 (millions)


                                             Quarters Ended                Year-to-Date
                                              September 30,                 September 30,
                                          ------------------------       ---------------------
                                           2001          2000            2001          2000
                                          ------------------------       ---------------------


PCS Group

 Net operating revenues                    $  2,651      $  1,707        $  6,966     $  4,403
------------------------------------------------------------------       ---------------------

 Operating expenses

   Costs of services and products             1,516           982           3,811        2,813

   Selling, general and administrative          733           603           2,009        1,638

   Depreciation                                 458           352           1,297          963

   Amortization                                  60           137             304          403

   Merger related costs                          -             -              -             24
------------------------------------------------------------------       ----------------------
   Total operating expenses                   2,767         2,074           7,421        5,841
------------------------------------------------------------------       ----------------------
 Operating loss                            $   (116)     $   (367)       $   (455)    $ (1,438)
                                           -----------------------       ----------------------



Unallocated Corporate Operations and
Intercompany Eliminations

 Net operating revenues                    $   (439)     $   (354)       $ (1,257)    $   (998)
                                           -----------------------       ----------------------
 Operating income (1)                      $     (9)     $     (8)       $    (28)    $   (188)
                                           -----------------------       ----------------------


   Sprint's PCS Group includes Sprint's wireless personal communications services operations. The PCS Group is an integrated business of Sprint
   Corporation and does not constitute a stand-alone entity.

   (1) Includes FON Group merger costs of $163 million in the 2000 second quarter related to costs associated with the proposed WorldCom merger, which was terminated.



                                                                        Sprint Corporation
                                                              CONSOLIDATED BALANCE SHEETS (unaudited)
                                                                           (millions)



                                   Sprint Corporation
                                   -------------------         Eliminations/
                                      Consolidated           Reclassifications        Sprint FON Group         Sprint PCS Group
                                   -------------------      -------------------     --------------------     --------------------
                                   Sept. 30,  Dec. 31,      Sept. 30,  Dec. 31,      Sept. 30,  Dec. 31,     Sept. 30,   Dec. 31,
                                      2001      2000           2001      2000           2001      2000          2001       2000
                                   -------------------      -------------------     --------------------     --------------------


Assets

 Current Assets

   Cash and equivalents            $    205   $    239      $     -    $     -       $    64    $    122      $    141   $    117

   Accounts receivable, net           4,230      4,028            -          -         2,863       3,126         1,367        902

   Inventories                          638        949            -          -           371         434           267        515

   Receivables from the PCS Group        -          -          (443)      (361)          443         361            -          -

   Prepaid expenses and other           769        757            -        (28)          482         469           287        316
-------------------------------------------------------     -------------------     ---------------------    ---------------------
   Total current assets               5,842      5,973         (443)      (389)        4,223       4,512         2,062      1,850

 Net property, plant and
  equipment                          28,951     25,316          (47)       (39)       17,904      15,833        11,094      9,522

 Net intangible assets                8,609      8,938            -          -         1,194       1,204         7,415      7,734

 Other                                2,169      2,374         (279)      (383)        1,635       2,100           813        657
-------------------------------------------------------     -------------------     ---------------------    ---------------------

 Total                             $ 45,571   $ 42,601      $  (769)   $  (811)     $ 24,956    $ 23,649     $  21,384   $ 19,763
                                 ----------------------     -------------------     ---------------------    ---------------------

Liabilities and shareholders'
equity

 Current liabilities

   Short-term borrowings including
    current maturites of long-term
    debt                           $  4,548   $  1,205      $  (113)   $   (65)     $  2,447    $  1,026     $   2,214   $    244

   Accounts payable and accrued
    interconnection costs             2,202      2,832           -           -         1,577       2,145           625        687

   Construction obligations             737        997           -           -           -           -             737        997

   Payables to the FON Group             -          -          (319)      (296)          -           -             319        296

   Other                              3,492      2,934          (47)       (67)        1,985       1,833         1,554      1,168
-------------------------------------------------------     -------------------     ---------------------    ---------------------
   Total current liabilities         10,979      7,968         (479)      (428)        6,009       5,004         5,449      3,392

 Noncurrent liabilities

   Long-term debt and capital
    lease obligations                15,434     17,514           -        (104)        3,624       3,482        11,810     14,136

   Equity units                       1,725        -             -          -             -           -          1,725        -

   Deferred income taxes and
    investment tax credits            1,620     1,360            (4)        (6)        1,624       1,276           -           90

   Other                              1,676     1,787             2          -         1,349       1,534           325        253
-------------------------------------------------------     -------------------     ---------------------    ---------------------
   Total noncurrent liabilities      20,455    20,661            (2)       (110)       6,597       6,292        13,860     14,479

 Redeemable preferred stock             256       256          (280)       (280)          10          10           526        526

 Common stock and other
  shareholders' equity

   Common stock

    Class A FT                           22       108            22         108           -            -             -         -

    Class A DT                            -       108             -         108           -            -             -         -

    FON                               1,775     1,598         1,775       1,598           -            -             -         -

    PCS                                 984       933           984         933           -            -             -         -

   Other shareholders' equity        11,100    10,969        11,100      10,969           -            -             -         -

   Combined attributed net assets       -         -         (13,889)    (13,709)      12,340      12,343         1,549      1,366
-------------------------------------------------------     -------------------     ---------------------    ---------------------
 Total shareholders' equity          13,881    13,716            (8)          7           -            -             -         -
-------------------------------------------------------     -------------------     ---------------------    ---------------------
 Total                             $ 45,571   $42,601       $  (769)   $   (811)    $ 24,956    $ 23,649     $  21,384   $ 19,763
                                 ----------------------     -------------------     ---------------------    ---------------------


The FON Group and the PCS Group are integrated businesses of Sprint
Corporation and do not constitute stand-along entities.



                                                                  Sprint Corporation
                                               CONDENSED CONSOLIDATED CASH FLOW INFORMATION (unaudited)
                                                                      (millions)


                                    Sprint Corporation
                                   --------------------       Eliminations/
                                     Consolidated          Reclassifications        Sprint FON Group         Sprint PCS Group
-------------------------------------------------------   -----------------------  ------------------------ ----------------------
Year-to-Date September 30,        2001          2000      2001           2000      2001          2000       2001        2000
-------------------------------------------------------   -----------------------  ------------------------ ----------------------



Operating Activities

    Net income (loss)             $   (167)     $   508   $      -       $     -   $    759      $   1,867  $   (926)   $  (1,359)

    Discontinued operation, net          -         (675)         -             -          -           (675)        -          -

    Equity in net losses of
     affiliates                        144          197          -             -         64            166        80           31

    Depreciation and
     amortization                    3,446        3,035          -             -      1,845          1,669     1,601        1,366

    Deferred income taxes              155            9          -             -        384            456      (229)        (447)

    Changes in assets and
     liabilities                      (392)         (25)          2            -       (295)          (686)      (99)         661

    Other, net                         (40)        (135)         (2)           -          4           (106)      (42)         (29)
-------------------------------------------------------   -----------------------  ------------------------ ----------------------
Net cash provided by operating
 activities                          3,146        2,914           -            -      2,761          2,691       385          223
-------------------------------------------------------   -----------------------  ------------------------ ----------------------

Investing Activities

    Capital expenditures            (6,760)      (4,765)          -            -     (3,899)        (2,655)   (2,861)      (2,110)

    Investments in and loans to
     affiliates, net                   (61)        (882)          -            -        (32)          (681)      (29)        (201)

    Proceeds from sales of
     other assets                      286          255         (70)           -        319             51        37          204

    Other, net                          33          (10)          -         (17)         33             18         -          (11)
-------------------------------------------------------   -----------------------  ------------------------ ----------------------
Net cash used by continuing
 operations                         (6,502)      (5,402)        (70)        (17)     (3,579)        (3,267)    (2,853)     (2,118)


Proceeds from the sale of
 Global One                             -         1,403           -            -         -           1,403         -           -
-------------------------------------------------------   -----------------------  ------------------------ ----------------------
Net cash used by investing
 activities                         (6,502)      (3,999)         (70)       (17)     (3,579)        (1,864)     (2,853)    (2,118)
-------------------------------------------------------   -----------------------  ------------------------ ----------------------

Financing Activities
    Increase (Decrease) in
     debt, net                       1,257        1,167           70           -      1,192           (504)         (5)     1,671

    Proceeds from equity units       1,725           -             -           -        -               -        1,725         -

    Proceeds from common stock
     issued                            605         264             -           -         22            156         583        108

    Dividends paid                    (340)       (333)            -           -       (329)          (322)        (11)       (11)

    Other, net                          75          86             -         17        (125)          (132)        200        201
-------------------------------------------------------   -----------------------  ------------------------ ----------------------
Net cash provided (used) by
 financing activities                3,322       1,184            70         17         760           (802)      2,492      1,969
-------------------------------------------------------   -----------------------  ------------------------ ----------------------

Increase (Decrease) in cash and
 equivalents                           (34)         99             -           -        (58)            25          24         74

Cash and equivalents at
 beginning of period                   239         120             -           -        122            104         117         16
-------------------------------------------------------   -----------------------  ------------------------ ----------------------

Cash and equivalents at end of
 period                           $    205      $  219    $        -     $     -   $     64      $     129  $      141    $    90
                                  ---------------------   -----------------------  ------------------------ ----------------------


The FON Group and the PCS Group are integrated businesses of Sprint Corporation and do not constitute stand-alone entities.



                                                                    Sprint Corporation
                                                     PRO FORMA SELECTED OPERATING RESULTS (unaudited) (1)
                                                              (millions, except per share data)



--------------------------------------------------------------------------------------------------------------------
Quarters Ended                September 30                 June 30                  March 31            December 31
------------------------------------------------     ---------------------     ----------------------   ------------
                           2001          2000        2001          2000        2001           2000          2000
------------------------------------------------     ---------------------     ----------------------   ------------

Global Markets Division

  Net operating revenues   $ 2,497       $ 2,644     $ 2,559       $ 2,686     $ 2,564        $ 2,627        $ 2,566
                           -------       -------     -------       -------     -------        -------        -------


  Operating income (2)     $    41       $   355     $   129       $   365     $   170        $   383        $    14
                           -------       -------     -------       -------     -------        -------        -------


  EBITDA (2)               $   349       $   621     $   417       $   620     $   443        $   629        $   289
                           -------       -------     -------       -------     -------        -------        -------


Sprint FON Group

  Net operating revenues   $ 4,236       $ 4,442     $ 4,306       $ 4,445     $ 4,355        $ 4,404        $ 4,392
                           -------       -------     -------       -------     -------        -------        -------

  Operating income (2),(3) $   582       $   853     $   664       $   716     $   677        $   876        $   520
                           -------       -------     -------       -------     -------        -------        -------

  EBITDA (2),(3)           $ 1,178       $ 1,405     $ 1,233       $ 1,255     $ 1,234        $ 1,402        $ 1,091
                           -------       -------     -------       -------     -------        -------        -------

Diluted earnings per
common share

  As reported              $  0.18       $  0.43     $  0.33       $   0.41    $  0.36        $  1.25        $  0.11

  Sprint ION losses (4)       0.11          0.09        0.12           0.09       0.10           0.08           0.12
                           -------       -------     -------       --------    -------        -------        -------
  Pro forma (1)            $  0.29       $  0.52     $  0.45       $   0.50    $  0.46        $  1.33        $  0.23
                           -------       -------     -------       --------    -------        -------        -------



 (1) Pro forma information is presented as if the Sprint ION termination occurred at the beginning of 2000.

 (2) In the 2000 fourth quarter, the FON Group recorded a nonrecurring charge of $238 million, which principally represents a write-down of goodwill.

 (3) In the 2000 second quarter, the FON Group recorded a nonrecurring charge of $163 million for costs associated with the proposed WorldCom merger, which was terminated.

 (4)  Does not include certain corporate overhead.



                                                   Sprint Corporation
                                                       PCS GROUP
                                            NET CUSTOMER ADDITIONS (unaudited)
                                                      (thousands)




                                             Quarter ended September 30, 2001
                                     -----------------------------------------------
                                     Direct        Resale       Affiliate      Total
                                     ------        ------       ---------      -----


Operational net additions             1,243         (61)          384           1,566

Purchases (Sales), net                  -             -            -              -
-------------------------------------------------------------------------------------

Reported net additions                1,243         (61)          384           1,566
                                      -----------------------------------------------



                                               Year-to-date September 30, 2001
                                               -------------------------------
                                      Direct        Resale       Affiliate      Total
                                      ------        ------       ---------      ------


Operational net additions             2,912         (23)         838            3,727

Purchases (Sales), net                  (14)          -           14              -
--------------------------------------------------------------------------------------

Reported net additions                2,898         (23)         852            3,727
                                      ------------------------------------------------


Ending customers -
  September 30, 2000                  8,348         259          550            9,157

Ending customers -
   December 31, 2000                  9,543         310          809            10,662

Ending customers -
  September 30, 2001                 12,441         287        1,661            14,389
                                     -------------------------------------------------


2. Press Release Regarding Termination of ION and Additional Actions to Improve Competitive Positioning and Reduce Operating Costs. On October 17, 2001, Sprint also announced that it will terminate its efforts to develop and provide Sprint ION services along with additional steps to improve the competitive positioning and reduce operating costs in the business units that comprise the FON Group tracking stock. The press release was as follows:

   Sprint to Terminate ION Efforts; Announces Additional Actions to Improve
     Competitive Positioning and Reduce Operating Costs in FON Group

Kansas City, Mo., - October 17, 2001 - Sprint (NYSE: FON, PCS) today announced that it will terminate its efforts to develop and provide Sprint ION services along with additional aggressive steps to improve the competitive positioning and reduce operating costs in the business units that comprise the FON Group tracking stock.

The actions taken will include:

o Discontinuation of Sprint ION consumer and business offerings. Sprint will ensure an orderly transition of ION customers to alternative service arrangements. A substantial portion of the assets that support the ION offerings are expected to be written off in the fourth quarter.
o Ending customer acquisition for the company's fixed wireless (MMDS) services and freezing the number of MMDS markets served until substantial progress is made on second-generation MMDS technology. The current MMDS customer base will be maintained, as will all video services offered through the fixed wireless spectrum.
o Consolidation of marketing functions and streamlining of network operations within Sprint's Global Markets Group. In addition, consumer and small business operations will be combined to form a single mass market organization, whose focus will be on acquiring customers through bundled PCS and local telephone offerings and through affiliate and partnership sales channels.
o Streamlining of selected marketing and network support functions in local telephone operations, product supply and directory publishing businesses, as well as streamlining corporate support functions.

The actions taken will result in a workforce reduction of approximately 6,000 employees. This is approximately 7 percent of Sprint's workforce worldwide. In addition, 1,500 contractor positions will be eliminated.

"We are taking significant steps to reduce our cost structure and sharpen our focus on the products and services that hold the best potential for growth and return on investment," said William T. Esrey, Sprint's chairman and chief executive officer.

Added Esrey: "Several factors influenced our decision to discontinue the Sprint ION initiative, including the rapidly changing industry landscape and future funding requirements for ION especially in light of the economic slowdown and the uncertainty of the timing of a recovery. Great progress was made over the past several months on the technical challenges to developing an on-demand, integrated product offering. The knowledge that we have gained throughout the development of ION is already being put to use in delivering multiple services over our backbone network and will be of additional value as technology continues to evolve. We believe our vision that customers will desire integrated communications services still holds true. However, it is clear that with our current efforts an appropriate return on investment can not be achieved in an acceptable time frame and we are adjusting our plans accordingly."

"Today we find ourselves operating in a more difficult economic climate and a highly competitive telecommunications marketplace. Despite these challenges the industry overall continues to expand, with some sectors enjoying rapid growth. We believe that we are well positioned in these high growth segments - wireless communications and Internet and data services - and by shifting resources we can maximize our competitive advantage in these areas."

Accounting charges related to the wind-down of ION, associated asset write-offs, and the workforce reductions are expected to result in an estimated $2 billion one-time pre-tax charge to fourth quarter 2001 earnings. Total cash exit costs of terminating ION and severance packages for the workforce reduction are expected to be approximately $600 million including an estimated $200 million for severance. The balance of cash exit costs will cover the costs of terminating ION services, supplier agreements, real estate leases and other contractual obligations. Using third quarter 2001 costs as a baseline, the annualized pre-tax savings from the termination of ION, organizational realignments and suspension of MMDS marketing, is currently estimated at about $1 billion beginning in 2002.

Additional guidance on FON Group's fourth quarter 2001 results can be found in Sprint's third quarter earnings announcement that was also released this afternoon.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This press release includes "forward-looking statements" within the meaning of securities laws. The words "estimate," "project," "intend," "expect," "believe," and similar expressions identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management's judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include:

o  the effects of vigorous competition in the markets in which Sprint operates;
o the costs and business risks associated with providing new services and entering new markets necessary to provide nationwide or global services;
o the ability of the PCS Group to continue to grow a significant market presence;
o the effects of mergers and consolidations within the telecommunications industry;
o  the uncertainties related to Sprint's strategic investments;

o the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies;
o  the impact of new technologies on Sprint's business;
o  unexpected results of litigation filed against Sprint;
o the possibility of one or more of the markets in which Sprint competes being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes including the impact of the Telecommunications Act of 1996, or other external factors over which Sprint has no control; and
o other risks referenced from time to time in Sprint's filings with the Securities and Exchange Commission ("SEC").

Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. Sprint provides a detailed discussion of risk factors in periodic SEC filings as well as its registration statements (see Registration No. 333-65402) and you are encouraged to review these filings.

Item 7.  Financial Statements and Exhibits.

         (c)  Exhibits.

              12. Computation of Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends.

              99. Second Supplemental Indenture, dated as of October 15, 2001, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A., as Trustee.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                              SPRINT CORPORATION


Date: October 29, 2001           By:  /s/ Michael T. Hyde
                                   Michael T. Hyde
                                   Assistant Secretary

                             EXHIBIT INDEX

Exhibit
Number   Description                                               Page

12.      Computation of Ratios of Earnings to Fixed Charges and
         Earnings to Combined Fixed Charges and Preferred Stock
         Dividends.

99.      Second Supplemental Indenture, dated as of October 15,
         2001, among Sprint Capital Corporation, Sprint
         Corporation and Bank One, N.A., as Trustee.